UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2011

TRIPLE-S MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: 787-749-4949

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920

(Address of Principal Executive Offices and Zip Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 17, 2011, Triple-S Salud, Inc., a Puerto Rico insurance company (“Triple-S”) and health insurance subsidiary of Triple-S Management Corporation (the “Company”), entered into a contract with the Puerto Rico Health Insurance Administration (“ASES” by its Spanish acronym) to administer the provision of the physical health component of the MiSalud program in designated service regions in the Commonwealth of Puerto Rico (the “Contract”). The Contract expires on June 30, 2013. Pursuant to the MiSalud program, the Government of Puerto Rico provides physical and behavioral health services to Medicaid beneficiaries and recipients of the Children’s Health Insurance Program, as well as children in foster care, certain individuals and families eligible based on income, and certain Government employees, pensioners and veterans.

Under the terms of the Contract, Triple-S is a third party administrator responsible for the provision of administrative services to MiSalud subscribers in following designated regions: West, North, Metro North, San Juan, Northeast and Virtual (which Virtual region covers services provided throughout Puerto Rico to children in foster care and certain victims of domestic violence) (collectively, the “Service Regions”). The administrative services to be provided in the Service Regions include case, disease and utilization management, network management and credentialing, enrollment and enrollee services and claims administration, among others. Triple-S, however, is not financially responsible or otherwise at risk for the provision of services to subscribers of MiSalud in the Service Regions.

In consideration for the services provided under the Contract, Triple-S will receive an administrative fee equal to $7.80 per member per month (pmpm) for the North Region, $8.17 pmpm for the Metro North Region, $11.42 pmpm for the San Juan Region, $8.64 pmpm for the Northeast Region and $7.15 pmpm for the West Region. The administrative fee for subscribers under the Virtual Region is equal to the pmpm administrative fee applicable to the region in which such subscriber is located. The administrative fee is calculated by multiplying the actual number of subscribers as of the last day of the month preceding the month in which the payment is made by the applicable pmpm administrative fee. Triple-S will also be entitled to receive certain incentive payments based on its compliance with certain quality and claims experience criteria. The Contract also provides for the payment of liquidated damages by Triple-S to the extent it does not meet its obligations, which damages vary in amount depending on the nature of Triple-S’s default. For certain limited events of non-compliance by Triple-S, ASES may withhold an amount not to exceed 10% (30% for certain events of non-compliance) of the monthly administrative fee until such event is cured in lieu of imposing any liquidated damages, penalties or sanctions against Triple-S.

The Contract contains representations and warranties and indemnity, termination and default provisions customary for these types of transactions with the Government of Puerto Rico. The Contract also contains certain termination rights for both Triple-S and ASES, including the right to terminate the Contract due to changes in law adversely affecting the economic arrangement of the parties or as a result of insufficient government funds to pay ASES’s obligations under the Contract.

The foregoing summary of the terms and conditions of the Contract is subject to, and qualified in its entirety by, the full text of the Contract attached hereto as Exhibit 10.1 and incorporated herein by reference. The Contract, which includes 17 attachments, has been filed without six attachments. Of these six attachments, the following five were provided to Triple-S by ASES in Spanish: Attachment 3 – Beneficiary Guidelines, Attachment 5 – Master Formulary and Related Docs, Attachment 7 – Uniform Guidelines for Special Coverage, Attachment 13 – Normative Letters and Attachment 16 – Special Coverage Enrollment Guidelines. The Company will file English translations of these five attachments with its next quarterly filing under the Securities Exchange Act of 1934, as amended. The other missing attachment, Attachment 9 - IS Process and Data Exchange Layout, was received from ASES in a format that is incompatible with the Edgar system. The Company will also file this attachment with its next quarterly filing under the Securities Exchange Act of 1934, as amended.

The Contract has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Triple-S or ASES. The representations, warranties, and covenants contained in the Contract were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Contract, may be subject to limitations agreed upon by the parties, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Triple-S or ASES. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Contract, which subsequent information may or may not be fully reflected in Triple-S’s public disclosures.

Item 8.01.	Other Matters

On October 18, 2011, the Company issued a press release announcing that on October 17, 2011, Triple-S signed a definitive agreement with ASES to administer healthcare services for the Service Regions. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are being furnished with this report:

Exhibit 10.1	Contract dated October 17, 2011 between the Puerto Rico Health Services Administration and Triple-S Salud, Inc. to administer the provision of the physical health component of the MiSalud program in designated service regions.

Exhibit 99.1	Press Release of Triple-S Management Corporation, dated October 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: October 21, 2011	By:	/s/ Ramón M. Ruiz-Comas
Name: Ramón M. Ruiz-Comas
Title: President & Chief Executive Officer